Exhibit 99.4
Management’s Discussion and Analysis of
Financial Condition and Results of Operations of ION

This discussion and analysis of financial condition and results of operations is based upon the ION Media’s consolidated financial statements and the notes thereto attached as Exhibits 99.2 and 99.3 to the Current Report on Form 8-K to which this is an exhibit. You should read this discussion in conjunction with those financial statements.
Business Overview
ION is an independent, privately held media company, and owner and operator of the nation’s largest broadcast station group. ION reaches viewers in approximately 100 million U.S. households through its 71 owned and operated stations - including all top 20 markets - and its affiliations with broadcast, cable, satellite and telco operators. Its flagship, ION Television, is a top 5-ranked U.S. general entertainment network. ION also owns two digital networks: Qubo, featuring premium children’s programming, and ION Plus, featuring hit dramas and original series. ION’s revenue is generated primarily from the sale of advertising during its entertainment content hours and from paid commercial programs aired during non-content programming hours. Its business model includes revenue from digital multicast networks, as well as other revenue from its nationwide broadcast spectrum holdings.
Impact of COVID-19 on ION’s business
During the first quarter of 2020, an outbreak of the coronavirus that causes the disease COVID19 was declared a pandemic by the World Health Organization. By mid-March, ION had transitioned nearly all of its employees out of its workplaces without the interruption of programming or other media delivery.
The full impact of COVID-19 is unknown and continues to evolve rapidly. The outbreak and any preventative or protective actions that ION, its vendors or its customers may take in respect of this virus may result in a period of disruption that could potentially impact its operations, financial results and financial condition. Revenues for the second and third quarters of 2020 were negatively impacted by the economic downturn caused by the outbreak, but were partially offset by increased revenues delivered in the first quarter. The extent to which COVID-19 impacts its results and financial condition in future periods depends on future developments that we cannot predict, including new information that may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others. During the second and third quarters, we undertook a number of cost savings initiatives, including reductions in headcount, executive pay, marketing, travel and entertainment and capital expenditures. We will continue to evaluate and quantify the impact of COVID-19 on its consolidated financial statements.

Consolidated Results of Operations
Consolidated results of operations for the nine months ended September 30, 2020 and 2019

	Nine Months Ended September 30,
(in thousands)	2020	Change	2019
Revenue (net of agency commissions)	$391,392	(11.8)%	$443,760
Content and distribution operations	(55,471)	1.1%	(54,876)
Program rights amortization	(73,669)	(14.4)%	(86,026)
Selling, general and administrative (including stock-based compensation of $44,375 and $12,226, respectively)	(87,431)	32.1%	(66,172)
Depreciation and amortization	(13,344)		(13,456)
Spectrum auction and repack activities, net	(380)		(242)
(Loss) gain on disposal of assets and other, net	(301)		63
Operating income	160,796		223,051
Interest expense	(44,221)		(47,818)
Interest income	342		182
Income before income taxes	116,917		175,415
Income tax provision	(28,268)		(37,312)
Net income	$88,649		$138,103

Revenue (net of agency commissions) decreased $52.4 million, or 12%, for the first nine months of 2020 when compared to the prior year period. Second and third quarter 2020 revenues declined year-over-year reflecting weakness in economic conditions resulting from the COVID-19 pandemic and the related negative impact on advertising demand. These second and third quarter revenue declines were partially offset by a year-over-year revenue increase in the first quarter.
Content and distribution operations costs increased $0.6 million, or 1%, for the first nine months of 2020 when compared to the prior year period. The year-over-year increase for the nine-month period was primarily attributable to fees associated with an increased number of over-the-air (“OTA”) affiliation agreements for expanded broadcast distribution partially offset by operating cost savings initiatives implemented in response to the COVID-19 pandemic.
Program rights amortization decreased $12.4 million, or 14%, for the first nine months of 2020 when compared to the prior year period. The decrease was due to shifts in program scheduling mix compared to the prior year.
Selling, general and administrative expenses increased $21.3 million, or 32%, for the first nine months of 2020 when compared to the prior year period. The classification of certain previously awarded Stock Appreciation Rights (“SARs”) changed from equity to liability instruments due to the cash settlement of several exercised awards, which resulted in additional stock compensation expense of $40.7 million during the third quarter of 2020. Excluding stock-based compensation, selling, general and administrative expenses decreased 20% in the first nine months of 2020 when compared to the prior year period, primarily from a number of cost savings initiatives implemented in response to the COVID-19 pandemic, including reductions in headcount, executive pay, marketing, travel and entertainment and capital expenditures.
ION generated operating income margins of 53% (excluding stock-based compensation and impact of spectrum and repack activities, net) for the nine months ended September 30, 2020 and 2019.
Interest expense decreased in 2020 due to lower LIBOR-based variable interest rates charged on the ION’s outstanding term loan, partially offset by higher debt balances arising from the issuance of an additional $360.0 million under the senior secured term loan in July 2019.
The effective income tax rate was 24.2% and 21.3% for the nine months ended September 30, 2020 and 2019, respectively. Differences between the effective income tax rate and the U.S. federal statutory rate are the impact of state taxes, and a dividend equivalent tax benefit in 2019.

Consolidated results of operations for the years ended December 31, 2019 and 2018

	Years Ended December 31,
(in thousands)	2019	Change	2018
Revenue (net of agency commissions)	$586,901	3.8%	$565,477
Content and distribution operations	(73,145)	6.9%	(68,436)
Program rights amortization	(108,751)	5.1%	(103,450)
Selling, general and administrative (including stock-based compensation of $10,732 and $5,513, respectively)	(80,738)	6.0%	(76,156)
Depreciation and amortization	(18,552)		(18,128)
Spectrum auction and repack activities, net	3,026		79,044
(Loss) gain on disposal of assets and other, net	(279)		858
Operating income	308,462		379,209
Interest expense	(65,793)		(56,719)
Interest income	337		700
Income before income taxes	243,006		323,190
Income tax provision	(52,625)		(72,690)
Net income	$190,381		$250,500

Revenue (net of agency commissions) increased $21.4 million, or 4%, in 2019 as compared with 2018. The increase reflected the early stages of a repricing strategy initiated during 2019 to bring ION’s pricing into line with the value it provides its customers relative to its peers.
Content and distribution operations costs increased $4.7 million, or 7%, in 2019 as compared with 2018. The year-over-year increase was primarily due to an increase in number of OTA affiliation agreements and related fees in order to expand broadcast reach in new markets.
Program rights amortization increased $5.3 million, or 5%, in 2019 as compared with 2018. The year-over-year increase resulted from the change in mix of programming aired.
Selling, general and administrative expense increased $4.6 million, or 6%, in 2019 as compared with 2018 due primarily to higher stock-based compensation expense. Excluding stock-based compensation, selling, general and administrative expense decreased 1% in 2019.
ION generated operating income margins of 54% (excluding stock-based compensation and the impact of spectrum and repack activities, net) for fiscal years 2019 and 2018.
For the year ended 2018, spectrum auction and repack activities, net included the recognition of a $76.6 million gain associated with the sale of the UHF spectrum of two television stations in conjunction with the FCC auction for broadcast spectrum.
Interest expense increased in 2019 due to higher debt balances arising from the issuance in July 2019 of an additional $360.0 million under the senior secured term loan as well as higher LIBOR-based variable interest rate charged on the ION’s outstanding term loan in 2019 compared to the prior year.
The effective income tax rate was 21.7% and 22.5% for the years December 31, 2019 and 2018, respectively. Differences between the effective income tax rate and the U.S. federal statutory rate are the impact of state taxes and dividend-equivalent tax benefits.

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